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                                                                EXHIBIT 24 (ii)

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Current Report on Form 8-K/A-1 (Amendment No. 1) of Astrotech International Corporation our report dated March 24, 1995, with respect to the consolidated financial statements of Graver Tank & Mfg. Co., Inc. and Subsidiaries for the year ended December 31, 1994.

We also consent to the incorporation by reference in the Registration Statement of Astrotech International Corporation on Form S-8 (Nos. 33-360, 33-29754, 33-41687, 33-68010, 33-85106, 33-92314, 33-92406 and 33-99290) of our report dated March 24, 1995, with respect to the consolidated financial statements of Graver Tank & Mfg. Co., Inc. and Subsidiaries included in this Current Report on Form 8-K/A-1 dated March 28, 1996.


                                                         /s/ Ernst & Young LLP


Charleston, West Virginia
June 6, 1996